For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 954-1100

SKECHERS USA ANNOUNCES RECORD SECOND QUARTER
2006 REVENUES
— Second Quarter Net Sales Increase 10.7 Percent to $292.2 Million;
— Record Six Month 2006 Net Sales of $569.7 Million
— Net Earnings Increase 10.7 Percent to $17.6 Million

MANHATTAN BEACH, CA. – July 26, 2006 – SKECHERS USA, Inc. (NYSE: SKX), a global leader in lifestyle footwear, today announced financial results for the second quarter ended June 30, 2006.

Net sales for the second quarter of 2006 rose 10.7 percent to $292.2 million compared to $263.9 million in the second quarter of 2005. Net earnings for the quarter were $17.6 million versus net earnings of $15.9 million in the second quarter of 2005. Net earnings per diluted share were $0.40 on 46,146,000 diluted shares outstanding versus diluted earnings per share of $0.38 on 44,120,000 weighted average shares outstanding for the second quarter of 2005.

“We are extremely pleased with our business at the close of the second quarter. This was our highest sales for any quarter in our 14 year history – even with the shift of revenues from late June into July,” stated David Weinberg, chief operating officer of SKECHERS. “This shift resulted in slightly lower sales than we projected for the quarter, but we believe we will more than make up for this in the third quarter. Strong early indicators for the third quarter of 2006 include double-digit comp store sales, strong sell-throughs, and an increase in year-over-year backlog from 19 percent as of March 31, 2006 to 34 percent as of June 30, 2006. These trends point to the continued acceleration of our brand in the marketplace. The growth in our backlog from the first quarter to the second quarter gives us further evidence as to the strength of our brands as well as the shift of some revenues into the third quarter.”

Mr. Weinberg continued: “Our record second quarter net sales were the result of growth in key SKECHERS men’s and women’s lines, as well as strong double-digit growth across our fashion brands, including 310 Motoring, Unltd. by Marc Ecko, Rhino Red, Mark Nason, Michelle K and the children’s division of these brands. This broad-based strength was reflected in domestic wholesale and retail sales, as well as our international wholesale and retail businesses.”

For the six months ended June 30, 2006, net sales were $569.7 million compared to net sales of $510.1 million in the first six months of 2005. Net earnings were $34.2 million, compared to net earnings of $26.2 million in the first six months of 2005. Net earnings per diluted share in the first six months of 2006 were $0.77 versus net earnings per share of $0.62 for the same period last year.

Gross profit for the second quarter of 2006 was $130.7 million compared to $111.5 million in the second quarter of 2005. Gross margin was 44.7 percent compared to 42.3 percent in the second quarter of 2005. Gross profit for the first six months of 2006 reached $249.1 million, or 43.7 percent of net sales versus $212.0 million, or 41.6 percent of net sales in the first six months of 2005.

Robert Greenberg, chief executive officer of SKECHERS, said: “2006 is shaping up to be our best year ever – in sales, in product and in marketing. We are entering our fifteenth year of business with an amazing line up of globally recognized brands and new divisions – including the action sports/skate brand Zoo York and SoHo Lab. Recent prelines with key accounts validated our belief that our product is on target. In addition, we are launching a pervasive marketing campaign that will showcase our brands on television, in malls, in magazines, and at busy shopping and travel destinations throughout the fall. Our marketing breadth is stronger than ever – and we have a growing roster of talented celebrities as the spokespeople for our brands: actor Terrence Howard for 310, hip hop recording artist The Game, and chart-topping singer Carrie Underwood. New to the SKECHERS family is multi-platinum recording artist and star Ashlee Simpson, who will be the new face of SKECHERS around the world through 2007. We are looking forward to what we believe is going to be a stellar back-to-school and fall, and are eager for next week’s WSA trade show and the coming seasons. We believe our product is on target and in demand, and our company is operating better than ever. We believe this will result in more record quarters and continued year-over-year improvements.”

“Our record second quarter results of more than $292 million combined with record first quarter 2006 sales has resulted in a great first half of the year and a great follow up to last year’s $1.0 billion dollars in sales,” began Fred Schneider, chief financial officer of SKECHERS. “This continued sales growth and strong margins are a testament to the momentum and strength of SKECHERS and the growing relevance of our fashion brands. With backlogs significantly higher than a year ago, a growing retail base, and our fashion brands taking hold, we believe this positive trend will continue.”

The Company now expects net sales for the third quarter of to be in the range of $310 million to $320 million and net earnings per diluted share of $0.37 to $0.42.

Note that statements made by Mr. Greenberg, Mr. Weinberg, and Mr. Schneider as well as other statements included in this press release may involve future goals and targets based upon current expectations. These comments, including those about guidance, are forward looking and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of men’s, women’s and children’s footwear under the SKECHERS name, as well as under seven uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of our company, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by our independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; the ability to obtain additional capital to fund operations, finance growth and service debt obligations; the ability to attract and retain qualified personnel; compliance with recent corporate governance legislation including the Sarbanes-Oxley Act of 2002; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2005 and in the Company’s Form 10-Q for the quarter ended March 31, 2006. Furthermore, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of the Company’s future performance.

(tables to follow)

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$204,502	$197,007
Trade accounts receivable, net	188,668	134,600
Other receivables	6,108	6,888

Total receivables	194,776	141,488

Inventories	156,387	136,171
Prepaid expenses and other current assets	17,477	11,628
Deferred tax assets	5,755	5,755

Total current assets	578,897	492,049

Property and equipment, at cost less accumulated depreciation and amortization	77,719	72,945
Intangible assets, less applicable amortization	898	1,131
Deferred tax assets	9,337	9,337
Other assets, at cost	5,745	6,495

TOTAL ASSETS	$672,596	$581,957

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current installments of long-term borrowings	$90,919	$1,040
Accounts payable	150,451	108,395
Accrued expenses	13,136	21,404

Total current liabilities	254,506	130,839

Long-term borrowings, excluding current installments	16,928	107,288

Stockholders’ equity	401,162	343,830

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$672,596	$581,957

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$292,183	$263,928	$569,748	$510,147
Cost of sales	161,448	152,392	320,638	298,175

Gross profit	130,735	111,536	249,110	211,972
Royalty income, net	559	1,990	1,553	3,074

	131,294	113,526	250,663	215,046

Operating expenses:
Selling	31,061	20,973	51,248	39,146
General and administrative	72,803	65,282	144,736	131,612

	103,864	86,255	195,984	170,758

Earnings from operations	27,430	27,271	54,679	44,288

Other income (expense):
Interest, net	(85)	(1,627)	(544)	(3,197)
Other, net	53	(204)	259	1,347

	(32)	(1,831)	(285)	(1,850)

Earnings before income taxes	27,398	25,440	54,394	42,438
Income tax expense	9,782	9,523	20,180	16,254

Net earnings	$17,616	$15,917	$34,214	$26,184

Net earnings per share:
Basic	$0.43	$0.40	$0.84	$0.66

Diluted	$0.40	$0.38	$0.77	$0.62

Weighted average shares:
Basic	41,077	39,580	40,687	39,484

Diluted	46,146	44,120	45,802	44,256